SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               SCHEDULE 13G
                Under the Securities Exchange Act of 1934



                      ON Semiconductor Corporation
                             (Name of Issuer)


                      Common Stock, par value $.01
                     (Title of Class of Securities)


                                 682189105
                               (CUSIP Number)


                             December 31, 2000
       (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[   ]  Rule 13d-1(b)
[   ]  Rule 13d-1(c)
[ X ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Motorola, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)
      (b)

3.    SEC USE ONLY


4.    CITIZEN OR PLACE OF ORGANIZATION

      Delaware

NUMBERS OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5.    SOLE VOTING POWER

      11,667,233

6.    SHARED VOTING POWER

      0

7.    SOLE DISPOSITIVE POWER

      11,667,233

8.    SHARED DISPOSITIVE POWER

      0

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,667,233

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES

      [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.8%

12.   TYPE OF REPORTING PERSON

      CO

Item 1(a)  Name of Issuer:

           ON Semiconductor Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

           5005 E. McDowell Road
           Phoenix, AZ  85008

Item 2(a)  Name of person filing:

           Motorola, Inc. ("Motorola")

Item 2(b) Address of principal business office, or, if none, residence:

           1303 East Algonquin Road
           Schaumburg, IL 60196

Item 2(c)  Citizenship:

           Delaware

Item 2(d)  Title of class of securities:

           Common Stock, $.01 par value

Item 2(e)  CUSIP number:  682189105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           Not applicable.

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 2(d).

Item 4(a)  Amount beneficially owned:

           11,667,233

Item 4(b)  Percent of class:

           6.8%

Item 4(c)  Number of shares as to which the person has:

            (i)  sole power to vote or to direct the vote

                 11,667,233

           (ii)  shared power to vote or to direct the vote

                 0

          (iii)  sole power to dispose or to direct the disposition of

                 11,667,233

           (iv) shared power to dispose or to direct the disposition of

                 0

Item 5.  Ownership of five percent or less of a class:

         Not Applicable

Item 6. Ownership of more than five percent on behalf of another person:

         Not Applicable

Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:

         Not Applicable

Item 8.  Identification and classification of members of the group:

         Not Applicable

Item 9.  Notices of dissolution of group:

         Not Applicable

Item 10. Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2001                 MOTOROLA, INC.

                                         By:  /s/  Carol H. Forsyte
                                       Name:  Carol H. Forsyte
                                      Title:  Vice President,
                                              Corporate & Securities
                                              Law Department